Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

EARLY TENDER RESULTS FOR ITS TENDER OFFER FOR CERTAIN OUTSTANDING

SENIOR SECURED NOTES

FRANKLIN, Tenn. (May 6, 2026) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced certain matters with respect to its cash tender offer previously announced on April 22, 2026 (as it may be amended from time to time, the “Tender Offer”) by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to purchase for cash up to $600,000,000 aggregate purchase price (exclusive of accrued and unpaid interest, the “Aggregate Maximum Purchase Amount”) of (i) its outstanding 4.750% Senior Secured Notes due 2031 (the “2031 Notes”) and (ii) its outstanding 10.875% Senior Secured Notes due 2032 (the “2032 Notes” and, together with the 2031 Notes, the “Notes”), subject to possible proration and other terms and conditions set forth in the Offer to Purchase (as defined below). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Offer to Purchase dated April 22, 2026 (the “Offer to Purchase”) with respect to the Tender Offer.

As of the Early Tender Date for the Tender Offer, $994,822,000 aggregate principal amount of the 2031 Notes (94.05%) were validly tendered and not validly withdrawn, and $822,029,000 aggregate principal amount of the 2032 Notes (46.18%) were validly tendered and not validly withdrawn.

Based upon the aggregate principal amount of 2031 Notes that were validly tendered and not validly withdrawn as of the Early Tender Date, the proration factor with respect to the 2031 Notes is approximately 37.07%. Based upon the aggregate principal amount of 2032 Notes that were validly tendered and not validly withdrawn as of the Early Tender Date, the proration factor with respect to the 2032 Notes is approximately 28.14%.

As a result, (i) $368,421,000 aggregate principal amount of the 2031 Notes that were validly tendered and not validly withdrawn at or before the Early Tender Date will be accepted for purchase by the Issuer on the Early Settlement Date, and (ii) $230,946,000 aggregate principal amount of the 2032 Notes that were validly tendered and not validly withdrawn at or before the Early Tender Date will be accepted for purchase by the Issuer on the Early Settlement Date. All such Notes that have been accepted will be settled on the Early Settlement Date in accordance with the terms of the Tender Offer as set forth in the Offer to Purchase, including proration with respect to both the 2031 Notes and 2032 Notes. The Issuer expects such Early Settlement Date to be May 7, 2026.

Any Notes tendered but not accepted for purchase in the Tender Offer will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company and otherwise returned in accordance with the Offer to Purchase.

On the Early Settlement Date, the aggregate total purchase price payable under the Offer to Purchase for Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase will have reached the Aggregate Maximum Purchase Amount, the 2031 Tender Cap with respect to the 2031 Notes and the 2032 Tender Cap with respect to the 2032 Notes. As a result of the amount of 2031 Notes and 2032 Notes accepted for purchase on the Early Settlement Date, no Notes tendered after the Early Tender Date will, under the terms of the Offer to Purchase, be accepted for payment unless, in the Issuer’s sole and absolute discretion, the terms of the Tender Offer are amended or waived by the Issuer to permit further purchases of the 2031 Notes or 2032 Notes. There can be no assurance that the Issuer will amend or waive any terms of the Tender Offer to accept any Notes tendered after the Early Tender Date or amend the Tender Offer in any other respect.

Except as expressly set forth herein, the terms and conditions with respect to the Tender Offer are as set forth in the Offer to Purchase, subject to the Issuer’s right to waive, amend or terminate any provisions of the Tender Offer, in the Issuer’s sole and absolute discretion.

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Community Health Systems, Inc. Announces Expiration of Early Tender Date for Certain Outstanding Senior Secured Notes

May 6, 2026

The obligation of the Issuer to accept for purchase, and to pay for, Notes validly tendered pursuant to the Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase, in the sole and absolute discretion of the Issuer.

The Issuer has retained UBS Investment Bank to act as the dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to UBS Investment Bank at (212) 882-5723 (Collect), (833) 690-0971 (Toll-Free) or by email at americas-lm@ubs.com. Copies of the Offer to Purchase may be obtained by contacting Global Bondholder Services Corporation at (855) 654 2014 or by email at contact@gbsc-usa.com.

This notice does not constitute or form part of any offer or invitation to purchase or sell, or any solicitation of any offer to sell or purchase, the Notes or any other securities in the United States or any other jurisdiction, and neither this notice nor any part of it, nor the fact of its release, shall form the basis of, or be relied on or in connection with, any contract therefor. The Tender Offer is made only by and pursuant to the terms and conditions of the Offer to Purchase and the information in this notice is qualified by reference to the Offer to Purchase.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell any securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons Chief Executive Officer (615) 465-7000 or Anton Hie Vice President – Investor Relations (615) 465-7012	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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